Exhibit 23.1

● Main Office 133-10 39th Avenue Flushing, Ny 11354 Tel. (718) 445-6308 Fax. (718) 445-6760 ● California Office 36 W Bay State Street Alhambra, Ca 91801 Tel. (626) 282-1630 Fax. (626) 282-9726

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated October 15, 2018 related to the consolidated financial statements of Shineco, Inc. (the “Company”) as of and for the years ended June 30, 2018 and 2017 which is included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018 in the Company’s Registration Statement on Form S-3 (Registration No. 333-221711).

We also consent to the reference to our firm under the caption “Experts” in such registration statement.

Flushing, New York

October 15, 2018